Exhibit 99.1

FOR IMMEDIATE RELEASE

January 18, 2023

Genesis Energy, L.P. Announces Public Offering of Senior Notes

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) today announced the commencement of a registered, underwritten public offering of $400,000,000 in aggregate principal amount of senior unsecured notes due 2030. The notes will be co-issued with our subsidiary, Genesis Energy Finance Corporation, and will be guaranteed, with certain exceptions, by substantially all of our existing and future subsidiaries other than our unrestricted subsidiaries. We intend to use a portion of the net proceeds from the offering to fund the purchase price and accrued and unpaid interest for all of our 5.625% senior unsecured notes due 2024 that are validly tendered and accepted for payment in our concurrent tender offer and the redemption price and accrued and unpaid interest for any 5.625% senior unsecured notes due 2024 that remain outstanding after the completion or termination of our concurrent tender offer and the remainder for general partnership purposes, including repaying a portion of the borrowings outstanding under our credit facility.

Wells Fargo Securities, LLC is leading the offering along with several joint book-running managers and co-managers. A copy of the preliminary prospectus supplement and accompanying base prospectus relating to this offering, when available, may be obtained from Wells Fargo Securities, LLC, 550 S. Tryon Street, 5th Floor, Charlotte, NC 28202, Email: IBCMDCMLSHYLeveragedSyndicate@wellsfargo.com, Fax: (704) 410-4874 (with such fax to be confirmed by telephone to (704) 410-4885), Attention: Leveraged Syndicate.

You may also obtain these documents for free, when they are available, by visiting the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offer is being made only through the prospectus supplement and accompanying base prospectus, each of which is part of our effective shelf registration statement on Form S-3, as amended by Post-Effective Amendment No. 1, previously filed with the Securities and Exchange Commission.

This press release is not an offer to purchase any of the 5.625% senior unsecured notes due 2024 and does not constitute a notice of redemption under the indenture governing the 5.625% senior unsecured notes due 2024. The concurrent tender offer is being made only by and pursuant to the terms of an Offer to Purchase, dated January 18, 2023 and the related letter of transmittal.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements regarding our ability to successfully close the offering and to use the net proceeds as indicated above. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Ryan Sims

SVP – Finance and Corporate Development

(713) 860-2521